EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan of our report dated June 21, 2010, with respect to the financial statements and schedules of Consolidated Communications, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ West & Company, LLC

Sullivan, Illinois
June 21, 2010